EXHIBIT 11

                               KETEMA, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                      Quarter Ended May 31,

                                                        1994            1993

PRIMARY
Net income (loss) from continuing operations        $ (566,000)   $  (93,000)
  Net income (loss)                                 $ (566,000)   $ (343,000)
  Weighted average number of common shares
       outstanding                                   3,490,202     3,683,287
  Primary earnings (loss) per common share:
       Income (loss) from continuing operations     $   (0.162)   $   (0.025)
       Net income (loss)                            $   (0.162)   $   (0.093)
ASSUMING FULL DILUTION
  Income (loss) from continuing operations          $ (566,000)   $  (93,000)
Add after tax interest expense applicable to
  8% subordinated convertible debentures due 2003      182,304       182,304
  Income (loss) from continuing operations adjusted $ (383,696)   $   89,304
  Discontinued operations, net of income taxes            -         (250,000)
  Net income (loss), as adjusted                    $ (383,696)   $ (160,696)
Weighted average number of common shares outstanding 3,490,202     3,681,102
Assuming conversion of 8% convertible subordinated
  debentures due 2003                                  991,197       991,197
Assuming exercise of stock incentives reduced by the
  number of shares which could have been purchased
  with the proceeds from exercise of such incentives    58,663        36,116
Weighted average number of common shares
  outstanding, as adjusted                           4,540,062     4,708,415
  Earnings (loss) per common share assuming full dilution:
  Income (loss) from continuing operations           $  (0.085)*  $    0.019*
  Net income (loss)                                  $  (0.085)*  $   (0.034)*


* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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